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                                                                     EXHIBIT 5.1





                               December 13, 1996



Board of Directors
LCC International, Inc.
Arlington Courthouse Plaza II
2300 Clarendon Boulevard, Suite 800
Arlington, VA  22201

Gentlemen:

          This firm has acted as special counsel to LCC International, Inc. (the "Company"), a Delaware corporation, in connection with its registration, pursuant to a registration statement on Form S-8 filed on or about the date hereof (the "Registration Statement"), of (i) 3,894,000 shares of Class A common stock, par value $.01 per share, (the "Class A Common Stock") of the Company, issuable upon the exercise of options granted under the LCC International, Inc. 1996 Employee Stock Option Plan and the LCC International, Inc. Directors Stock Option Plan (including 250,000 shares of Class A Common Stock issuable upon conversion of the Class B common stock, par value $.01 per share, (the "Class B Common Stock") of the Company issuable upon the exercise of certain options granted under the LCC International, Inc. Directors Stock Option Plan) and pursuant to the LCC International, Inc. Employee Stock Purchase Plan, as amended (collectively, the "Plans") and (ii) 250,000 shares of Class B Common Stock issuable upon the exercise of certain options granted under the LCC International, Inc. Directors Stock Option Plan. The foregoing shares of Class A Common Stock and Class B Common Stock are hereafter collectively referred to as the "Shares." This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
Section 229.601(b)(5), in connection with such registration.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.  An executed copy of the Registration Statement.

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Board of Directors
December 13, 1996
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          2.  A copy of the Plans, as certified by the Secretary of the
              Company on the date hereof as then being complete, accurate and in effect.

          3. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on September 20, 1996 and by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          4. The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

          5. Resolutions and consents of the Board of Directors of the Company adopted on July 23, 1996 and August 26, 1996, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to, among other things, approval of the Plans.

          6. Resolutions and consents of the Compensation and Stock Option Committee of the Board of Directors of the Company adopted on September 24, 1996 and December 11, 1996, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to among other things, the grant of options under, and the approval of amendments to, certain of the Plans.

          7. Resolutions and consents of the stockholders of the Company adopted on August 26, 1996, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect, relating to, among other things, approval of the Plans.

          We have not, except as specifically identified above, made any independent review or investigation of factual or other matters, including the organization, existence, good standing, assets, business or affairs of the Company or its subsidiaries. In our examination of the aforesaid certificates, records, and documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents
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Board of Directors
December 13, 1996
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submitted to us as originals, and the authenticity, accuracy and completeness and conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have assumed the authenticity and accuracy of the foregoing certifications of corporate officers, on which we are relying, and have made no independent investigations thereof. This opinion is given in the context of the foregoing.

          This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations, or ordinances.

          Based upon, subject to, and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in the manner and on the terms contemplated in the Registration Statement, the Plans and the stock option agreements effecting grants thereunder (including without limitation in the case of shares of Class A Common Stock issued and delivered upon conversion of shares of Class B Common Stock, upon the occurrence of the events giving rise to conversion as stated in the Registration Statement), with the Company having received the consideration therefor, the form of which is in accordance with applicable law and assuming compliance with all other contractual obligations applicable thereto, will be validly issued, fully paid and non-assessable by the Company.

          We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this letter, and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                        Very truly yours,

                                        /s/ HOGAN & HARTSON L.L.P.

                                        HOGAN & HARTSON L.L.P.